Exhibit 99.2

Macadamia Nut Orchard Division of IASCO

Carve-Out Balance Sheet

June 30, 2010 and December 31, 2009

	June 30,	December 31,
	2010	2009
	(Unaudited)

Assets

Current Assets:
Trade receivables	$229	$876,221
Inventories and deferred farming costs	1,173,029	683,526
Prepaid expenses	491	491

Total current assets	1,173,749	1,560,238

Property and Equipment, net	6,457,065	6,670,755

	$7,630,814	$8,230,993

Liabilities and Equity

Current Liabilities:
Accounts payable	$199,183	$215,947
Accrued interest expense	30,653	32,450
Term loan debt	6,777,076	6,947,076

Total current liabilities	7,006,912	7,195,473

Equity:
IASCO’s equity interest in Macadamia Nut Orchard Division	623,902	1,035,520

	$7,630,814	$8,230,993

The accompanying notes are an integral part of this carve-out statement.

Macadamia Nut Orchard Division of IASCO

Carve-Out Statement of Operations

Six Months Ended June 30, 2010 and 2009

	June 30,	June 30,
	2010	2009

Sales:
Sales of Macadamia nuts	$660,201	$1,560,919

Operating Costs and Expenses:
Cost of sales	258,816	498,047
General and administrative	444,420	461,369
Depreciation and amortization	213,690	220,656

	916,926	1,180,072

Operating (Loss) Income	(256,725)	380,847

Interest Expense	(92,857)	(140,555)

(Loss) Income Before Provision for Income Taxes	(349,582)	240,292

Provision for Income Taxes	—	—

Net (Loss) Income	$(349,582)	$240,292

The accompanying notes are an integral part of this carve-out statement.

Macadamia Nut Orchard Division of IASCO

Carve-Out Statement of Cash Flows

Six Months Ended June 30, 2010 and 2009

	June 30,	June 30,
	2010	2009

Operating Activities:
Net (loss) income	$(349,582)	$240,292
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	213,690	220,656
(Increase) decrease in:
Trade receivables	875,992	550,774
Inventories and deferred growing costs	(489,503)	(62,400)
Increase (decrease) in:
Accounts payable	(16,765)	(535,810)
Accrued interest expense	(1,797)	(25,614)

Net cash provided by operating activities	232,035	387,898

Investing Activities:
Purchases of equipment	—	(31,850)

Net cash used by investing activities	—	(31,850)

Financing Activities:
Repayment of term loan debt	(170,000)	(170,000)
Net change in IASCO’s equity interest	(62,035)	(186,048)

Net cash used by financing activities	(232,035)	(356,048)

Net Change in Cash	$—	$—

Supplemental Information:
Interest paid	$94,654	$166,169

The accompanying notes are an integral part of this carve-out statement.

Macadamia Nut Orchard Division of IASCO

Notes to Carve-Out Financial Statements

Note 1 -          Nature of Business and Basis of Presentation:

IASCO (the Company) provides flight crew leasing and training services on a contractual basis to the airline industry.  The Company also owns macadamia nut orchards (the Division) located in Ka’u, Hawaii. These macadamia nut orchards are managed under agricultural management agreements expiring in 2029 through 2080.  The contracts provide for the expenses and various fees to be paid for the operation of the macadamia nut orchards.  In addition, the Company has contracts with another company, also expiring in 2029 and 2080 for the purchase of the nuts.  The purchase price is determined by a contractual formula. The macadamia nut orchards are a separate division of the Company.

Effective August 1, 2010, the Company sold certain real property and all improvements thereon, and all furniture, fixtures, equipment and inventory used in connection with the macadamia nut farming operations, the division, for $12,500,000 to its current farming contractor (the Buyer).  The real property consists of approximately 4,800 acres of land in the Ka’u district of the Island of Hawaii which includes approximately 1,100 acres of macadamia nut tree orchards, of which 900 acres are actively farmed, approximately 2,750 acres of undeveloped lava rock land (the Option Parcel) and other miscellaneous property.  The purchase also includes a well site, related pumps and engines, and in-field irrigation system for approximately 80% of the macadamia nut orchards.

As a result of the purchase, the Buyer acquired two lease agreements and one license agreement under which all macadamia nuts produced in the orchards must be sold to and are required to be purchased by Mauna Loa Macadamia Nut Corporation. The agreements are long term agreements which expire on various dates through 2080.

The Asset Purchase Agreement includes a three year option allowing the Company to reacquire the Option Parcel for one million dollars.  If the Option Parcel is reacquired and sold by the Company the first five hundred thousand dollars in excess of the one million dollar option exercise price will be retained by the Company with any amount in excess of one million five hundred thousand dollars being split equally between the Buyer and the Company.  If the option is sold by the Company, it will receive the first five hundred thousand dollars from such sale and the balance of the sales price of the option will be split equally by the Buyer and the Company.  If the option is not exercised within a three year period the option expires.

The accompanying carve-out financial statements and related notes thereto, represent the assets, liabilities, revenues and expenses and cash flows of the macadamia nut orchard operations which has been operating as a division of the Company. The Division’s equity represents a residual equity interest of the Company consisting of accumulated amount of retained earnings as adjusted by the interdivisional balances.

The preparation of carve-out financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses.  Certain expenses incurred by the Company are only indirectly attributable to its ownership of the Division. As a result, certain assumptions and estimates were made in order to allocate, if any, reasonable share of such expenses to the Division so that the accompanying carved-out financial statements reflect substantially all the costs of doing business, as described in Note 2d.  Actual results could differ from those estimates.

Note 2 -          Summary of Significant Accounting Policies:

a.  Revenue Recognition / Accounts Receivable

Revenue from the sale of macadamia nuts is recognized when the nuts are loaded onto trucks for delivery to the processor.  The sales price of the nuts is based upon a contractual formula, with some components that are estimated at the time of delivery.  The final sales price is based upon prices determined at the end of the crop year, and is dependent upon normal market fluctuation of the nut price.  Any adjustment of final price is recorded when known.

Trade receivables are carried at original invoice amount and due primarily from one customer in accordance with terms of contracts.  No allowance for doubtful accounts has been provided in the financial statements due to the contractual nature of the operations and the historical experience of the Division.  Management determines the allowance for doubtful accounts by regularly evaluating history, and current economic conditions.  Adjustment of items billed are made from time to time and recorded when known.

b.  Inventories and Deferred Growing Costs

Inventories of parts and materials are stated at lower of cost or market.  Deferred growing costs, which consist of irrigation, fertilization and other growing costs are stated at actual cost as billed by the farming contractor pursuant to the agricultural management agreements.  Growing costs are accumulated during the growing year which runs from July 1 to June 30 and then amortized to expense during the subsequent harvest period which runs generally from the following September to March. The growing costs are amortized based upon estimated yield of the crop and are fully amortized at the end of the crop year.

c.  Property and Equipment

Property and equipment are stated at cost.  Major improvements that significantly extend the life of an asset are capitalized.  Maintenance and repair costs are charged to income currently.  Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, as follows:

Years

Machinery and equipment	3 - 10
Macadamia orchards	25

d.  General and Administrative Expenses

General and administrative expenses include expenses billed by the farming contractor pursuant to the agricultural management agreements. These expenses include field overhead, administrative costs, repairs and maintenance and state taxes. General and administrative expenses also includes certain expenses incurred for the Division paid by the Company, such as property tax, licenses, professional fees, and insurance. Management determined that the Company’s employee costs attributable to the operations of the Division were not material, therefore, allocation of such costs was not made.  Management believes that the method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not necessarily be indicative of what actual expenses would have been incurred had the Division operated independently of the Company.

e.  Income Taxes

The Company elected to be taxed as an S corporation under applicable federal and state regulations.  Accordingly, no provision has been made for income taxes since the tax attributes are the liability of the individual stockholder.  Provision has been made for certain state taxes imposed at the corporate level.  No provision for state taxes has been made at the Division level as management of the Company determined that the portion of the provision for state taxes attributable to the Division was not material.

The Financial Accounting Standards Board issued new guidance on accounting for uncertainty in income taxes.  The Company adopted this new guidance for the year ended December 31, 2009.  Management evaluated the Company’s tax positions and concluded that the Company had not taken uncertain tax positions that require adjustment to the carve-out financial statements to comply with the provisions of this guidance.

The Company is subject to income tax regulations in the U.S. federal jurisdiction and various state jurisdictions.  The Company is no longer subject to U.S. federal and state tax examinations by tax authorities for years before 2005.

Note 3 -          Inventories and Deferred Growing Costs:

Inventories and deferred costs at June 30, 2010 and December 31, 2009 consist of the following:

	June 30,	December 31,
	2010	2009

Inventory of parts and materials	$56,952	$56,952
Deferred growing costs for Crop year commencing:
2010	1,116,077	442,146
2009		184,428

	$1,173,029	$683,526

Note 4 -          Property and Equipment:

Property and equipment at June 30, 2010 and December 31, 2009 consist of the following:

	June 30,	December 31,
	2010	2009

Land and improvements	$3,149,839	$3,149,839
Machinery and equipment	738,299	738,299
Macadamia orchards	24,710,756	24,710,756

	28,598,894	28,598,894
Less accumulated depreciation and amortization	(22,141,829)	(21,928,139)

	$6,457,065	$6,670,755

The macadamia nut orchards and equipment are pledged as security for the term loan debt described in Note 5.  Depreciation and amortization for the six months ended June 30, 2010 and 2009 amounted to $213,690 and $220,656, respectively.

Note 5 -          Term Loan Debt:

At June 30, 2010, the outstanding balance of the term loan amounted to $6,777,076. The loan carried an interest rate of LIBOR plus 2.5%.  The loan was collateralized by property and equipment.  Pursuant to the terms of the loan agreement, the Company maintained a cash balance in the amount of $1,250,000 in a restricted account with the lender.  In August 2010, upon the sale of certain real property and all improvements thereon, and all furniture, fixtures, equipment and inventory used in connection with the macadamia nut farming operations on the property, the term loan debt was repaid in full (see Note 1).

Note 6 -          Concentrations of Risk:

Trade receivables are due primarily from one customer as described in Note 1.

Note 7 -          Subsequent Events:

The Company has reviewed the results of operations for the period of time from June 30, 2010 through October 5, 2010, the date the carve-out financial statements are available to be issued, and has determined that no adjustments are necessary to the amounts reported in the accompanying financial statements and no subsequent events have occurred which require disclosure, except as disclosed in Note 1.